SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 17, 2005

Bluestar Health, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	000-08835 (Commission File Number)	84-0736215 (I.R.S. Employer Identification No.)

19901 Southwest Freeway, Suite 209 Sugar Land, Texas 77479 (Address of principal executive offices) (zip code)

(281) 207-5484 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 1.01 Entry Into a Material Definitive Agreement.

On October 17, 2005, Bluestar Health, Inc., a Colorado corporation (referred to as “We” or “Bluestar”) entered into a Reorganization and Purchase Agreement by and among Bluestar, Alfred Oglesby, an individual (“Oglesby”), and Blue Cat Holdings, Inc., a Texas corporation wholly owned by Oglesby (“Blue Cat”), on the one hand, and Gold Leaf Homes, Inc., a Texas corporation (“Gold Leaf”), and Tom Redmon (“Redmon”), the sole shareholder of Gold Leaf, on the other hand, whereby (i) we will acquire all of the issued and outstanding common stock of Gold Leaf from Redmon in exchange for 37,000,000 shares of our common stock, (ii) we will sell substantially all of our assets to Blue Cat, on or about November 30, 2005, as consideration for amounts owed to Oglesby and in exchange for (a) Blue Cat’s assumption of Bluestar’s liabilities and (b) Blue Cat’s indemnification of Bluestar for present and future liabilities related to said purchased assets, (iii) Redmon will purchase 250,000 shares of Bluestar restricted common stock from Oglesby for $300,000, (iv) we will issue a promissory note to Oglesby in the amount of $130,000 as consideration for amounts owed to Oglesby, and (v) we will file an amendment to our Articles of Incorporation to increase our authorized common stock from 40,000,000 shares to 100,000,000 shares and change our name to a name chosen by Gold Leaf. We anticipate the closing of the transaction to take place on or about November 20, 2005.

EXHIBITS

10.1	Reorganization and Purchase Agreement dated October 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bluestar Health, Inc., a Colorado corporation

Date: October 20, 2004	By:	/s/ Alfred Oglesby
By: Alfred Oglesby
Its: President